Exhibit 10.1

MARIS TECH LTD.

LETTER OF INDEMNIFICATION

Dated ________

Dear ________,

This letter agreement (“Letter”) is provided to you in recognition that it is in the best interests of Maris Tech Ltd. (“Company”) to provide hereunder for your indemnification to the fullest extent permitted by law.

1.	The Company hereby undertakes to indemnify you to the maximum extent permitted by applicable law in respect of the following:

1.1	any financial obligation imposed on you in favor of another person by a court judgment, including a settlement or an arbitrator’s award approved by court, in respect of any act or omission (“action”) taken or made by you in your capacity as a director or officer of the Company, including without limitation, but subject to § 2 below, any amount reasonably incurred or suffered by you in connection with such an action; and

1.2	all reasonable litigation expenses, including attorneys’ fees, expended by you or charged to you by a court, in a proceeding instituted against you by the Company or on its behalf or by another person, or in any criminal proceedings in which you are acquitted, or in any criminal proceedings of a crime which does not require proof of mens rea (criminal thought) in which you are convicted, all in respect of actions taken by you in your capacity as a director or officer of the Company.

2.	Notwithstanding § 1 above, the Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1	a breach of your duty of loyalty, except, to the extent permitted by law, for a breach of your duty of loyalty to the Company or a Subsidiary while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company or Subsidiary, as applicable;

2.2	a willful breach of your duty of care or reckless disregard for the circumstances or to the consequences of a breach of your duty of care;

2.3	an action taken or not taken with the intent of unlawfully realizing personal gain;

2.4	a fine or penalty imposed upon you;

2.5	With respect to proceedings or claims initiated or brought voluntarily by you other than by way of defense or by way of third-party notice to the Company in connection with claims brought against you, except in specific cases in which the Board of Directors of the Company has approved the initiation or bringing of such suit, which approval shall not be unreasonably withheld;

3.	To the fullest extent permitted by law, the Company will make available all amounts needed in accordance with § 1 above on the date on which such amounts are first payable by you (“Time of Indebtedness”), and with respect to items referred to in § 1.2 above, even prior to a court decision, provided however, that advances given to cover legal expenses in criminal proceedings will be repaid by you to the Company if you are found guilty of a crime which requires mens rea. Other advances will be repaid by you to the Company if it is determined that you are not entitled to such indemnification as authorized hereby.

As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4.	The Company will indemnify you even if at the relevant Time of Indebtedness, you are no longer a director or officer of the Company or of a Subsidiary, as applicable, provided, that the obligations are in respect of actions taken by you while you were a director or officer, and in such capacity.

5.	The Company’s undertaking to indemnify you for the expenses mentioned in § 1.2 above (pursuant and subject to § 3 above and insofar as indemnification with respect thereto is not restricted by law or by the provisions of § 2 above) and for the matters mentioned in Section 1.1 above shall apply only insofar as such expenses or matters result from your actions in the following matters or in connection therewith:

5.1	The offering of securities by the Company or by a shareholder to the public or to private investors or the offer by the Company to purchase securities from the public or from private investors or other holders pursuant to a prospectus, agreement, notice, report, tender or other proceeding;

5.2	Occurrences in connection with investments the Company or Subsidiaries make in other corporations whether before or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by you in the name of the Company or a Subsidiary as a director, officer or board observer of the corporation which is the subject of the transaction and the like;

5.3	The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company or a Subsidiary;

5.4	Actions in connection with the merger of the Company or a Subsidiary with or into another entity;

5.5	Actions in connection with the sale of the operations or business, or part thereof, of the Company or a Subsidiary;

5.6	Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities or assets, and the division or consolidation thereof;

5.7	Actions taken in connection with labor relations or employment matters in the Company or the Subsidiaries and trade relations of the Company or the Subsidiaries, including with employees, independent contractors, customers, suppliers and various service providers;

5.8	Actions in connection with the development or testing of products developed by the Company or the Subsidiaries, or in connection with the distribution, sale, license or use of such products, including without limitation in connection with professional liability and product liability claims;

5.9	Actions taken in connection with the intellectual property of the Company or the Subsidiaries, and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property, including any assertion that the Company’s products infringe on the intellectual property rights or constitute a misappropriation of any third party’s trade secrets;

5.10	Actions taken pursuant to or in accordance with the policies and procedures of the Company or the Subsidiaries (including tax policies and procedures), whether such policies and procedures are published or not;

5.11	Approval of corporate actions, in good faith, including the approval of the acts of the Company’s management, their guidance and their supervision.

5.12	Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business;

5.13	Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction; and

5.14	Claims in connection with publishing or providing any information, including any filings with governmental authorities, on behalf of the Company in the circumstances required under applicable laws.

6.	The total aggregate amount of indemnification for which the Company undertakes to indemnify you hereunder, for all of the matters and circumstances described herein (cumulative), shall not exceed an amount equal to US$ 5,000,000 in the aggregate, calculated with respect to each director and officer of the Company.

7.	The Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), within the limits set forth in § 6 above.

8.	Subject to the provisions of §§ 6 and 7 above, the indemnification hereunder will, in each case, cover all sums of money (100%) that you will be obligated to pay, in those circumstances for which indemnification is permitted under the law.

9.	The Company will be entitled to any amount actually received from a third party (including under an insurance) in connection with liabilities indemnified hereunder, to be paid by you to the Company within fifteen (15) days following the receipt of the said amount.

10.	In all indemnifiable circumstances, indemnification will be subject to the following:

10.1	You shall promptly notify the Company in writing of any legal proceedings initiated against you and of all possible or threatened legal proceedings without delay following your first becoming aware thereof, and you shall deliver to the Company, or to such person as it shall advise you, without delay all documents you receive or possess in connection with these proceedings or possible or threatened proceedings. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown in the signature page of this Letter (or such other address as the Company shall designate to you).

10.2	Similarly, you must notify the Company in writing (addressed as described in § 10.1 above) on an ongoing and current basis concerning all events that you suspect may possibly give rise to the initiation of legal proceedings against you.

10.3	Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney that you reasonably deem to be unacceptable. The Company or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as it shall see fit, including by way of settlement. At the request of the Company, you shall execute all documents required to enable the Company and/or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid. For the avoidance of doubt, in the case of criminal proceedings the Company and/or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Letter and/or pursuant to law, without your consent. However, the aforesaid will not prevent the Company and/or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without your consent so long as such arrangement will not be an admittance of an occurrence not fully indemnifiable pursuant to this Letter or pursuant to law and further provided that any such settlement or arrangement does not impose on you any liability or limitation.

10.4	You will fully cooperate with the Company or any attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents, provided that the Company shall cover all costs incidental thereto such that you will not be required to pay the same or to finance the same yourself.

10.5	If, in accordance with § 10.3 above, the Company has taken upon itself the conduct of your defense, you shall have the right to employ counsel in any such action, suit or proceeding, but the fees and expenses of such counsel, incurred after the assumption by the Company of the defense thereof, shall be at your expense unless: (i) the employment of counsel by you has been authorized by the Company; or (ii) you and the Company shall have reasonably concluded that there may be a conflict of interest between the Company and yourself in the conduct of the defense of such action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the Company.

10.6	The Company will have no liability or obligation pursuant to this Letter to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s prior written consent to such compromise or settlement, which consent shall not be unreasonably withheld.

11.	The Company hereby exempts you, to the fullest extent permitted by law, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that in no event shall you be exempt with respect to any actions listed in § 2 above.

12.	If for the validation of any of the undertakings in this Letter any act, resolution, approval or other procedure is required, the Company undertakes to make its best efforts to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

13.	For the avoidance of doubt, it is hereby clarified that nothing contained in this Letter derogates from the Company’s right (but in no way obligation) to indemnify you post factum for any amounts which you may be obligated to pay as set forth in § 1 above without the limitations set forth in §§ 5 and 6 above. The Company may, in its sole discretion, following receipt of necessary corporate approvals, and subject to applicable law, indemnify you retroactively for actions committed prior to the date of this Letter. Your rights of indemnification hereunder shall not be deemed exclusive of any other rights you may have under the Company’s Articles of Association or applicable law or otherwise.

14.	If any undertaking included in this Letter is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings, which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertakings will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

15.	No supplement, modification or amendment of this Letter shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Letter shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

16.	This Letter and the agreements contained herein shall be governed by and construed and enforced in accordance with the laws of the Israel.

17.	This Letter of Indemnification cancels any preceding letter or other obligation of indemnification that may have been issued to you.

This Letter is being issued to you pursuant to the resolution adopted by the Board of Directors on ________.

Kindly sign in the space provided below to acknowledge your agreement to the contents hereof, and return this Letter to the Company.

Very truly yours,

MARIS TECH LTD.